Exhibit 99.2

The Connecticut Light and Power Company P.O. Box 270 Hartford, CT 06141-0270 (860) 947-2000 www.cl-p.com

News Release

CL&P Files Letter of Intent Asking for 4.6% Rate Increase

Increase needed to maintain reliable electric system

CONTACT:	Mitch Gross	Dave Radanovich
Office:	(860) 665-5221	(860) 665-3384
After Hours:	(800) 286-2000	(800) 286-2000

BERLIN, Connecticut, June 29, 2007 – The reliability of Connecticut’s electricity distribution system depends on continued investments in the system. Sufficient funding is necessary for the strong, resilient and up-to-date electricity distribution system that our economy and quality of life depend on. That is why The Connecticut Light and Power Company (CL&P) has filed a Letter of Intent with the Connecticut Department of Public Utility Control (DPUC) stating that CL&P will seek a 4.6 percent increase in customer rates which, if approved, would go into effect January 1, 2008.

For a CL&P residential customer using 700 kilowatt hours (kWh) a month, the increase would add about $5.50 to $7.00 to their monthly bill.

“We understand how increased energy costs impact our customers. That is why we held off filing this case for over a year. Even though we have implemented new programs, consolidated operations and otherwise streamlined our processes, fundamental cost drivers of our business have escalated significantly since our last rate case in 2003,” said Raymond P. Necci, president and chief operating officer, CL&P. “The fact is, our existing rate plan does not cover the costs of providing the level of reliability and service our customers expect.”

Filed today, the letter notes that the company has reorganized for greater productivity and efficiency and taken additional steps to control operating costs, including the cost of employee benefits. However, these are no longer enough.

“The costs to maintain a modern electric delivery system have increased dramatically since 2003,” said Necci. “Overhead transformers costs are up about 60 percent, tree trimming costs have increased 80 percent and substation transformers are up over 100 percent since our last rate case. At the same time, we still need to build and maintain a system that will meet everyday needs as well as peak customer demand.”

The additional $189 million in revenues will help to ensure that CL&P can continue to safely operate a system that will be more reliable as it serves future generations of Connecticut residents and businesses.

CL&P is a major supporter of Connecticut’s economic progress. In 2006, the company paid over $165 million in state and local taxes and its economic development programs have helped to draw businesses to the state that now employ an additional 60,000 people. Over the past five years, the company has given over $25 million to projects that address critical needs such as education and job replacement.

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The Connecticut Light and Power Company (CL&P) has been part of everyday life in Connecticut for more than 100 years, providing safe and reliable electric service to homes, neighborhoods and businesses. With nearly 1.2 million customers in 149 cities and towns, CL&P is an active member in the communities it serves, offering programs in energy conservation, economic development and environmental education. CL&P is part of the Northeast Utilities System (NYSE: NU). For more information, please visit www.cl-p.com.